Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2026 Stock Incentive Plan, 2026 Employee Stock Purchase Plan and 2025 Equity Incentive Plan of Korsana Biosciences, Inc. of our report dated March 30, 2026, with respect to the consolidated financial statements of Cyclerion Therapeutics, Inc. included in the Registration Statement (Form S-4 No. 333-295175) and related Prospectus of Cyclerion Therapeutics, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

November 9, 2026